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Media Contact: Fern Lazar Lazar Partners, Ltd. 212-867-1765	Tony Scullion Chief Executive Officer Memory Pharmaceuticals Corp. 201-802-7100 Lilian Stern Stern Investor Relations, Inc. 212-362-1200

Memory Pharmaceuticals Announces Departure of Dr. Axel Unterbeck
-Dr. David Lowe Appointed to the Board of Directors-

MONTVALE, N.J., March 15, 2005 — Memory Pharmaceuticals Corp. today announced that Dr. Axel Unterbeck, its President and Co-founder, has resigned effective April 1, 2005 to pursue other opportunities. In addition, Dr. Unterbeck will step down from the Company’s Board of Directors at that time. Dr. Unterbeck will continue to work with the Company as a consultant until the end of September 2005.

In connection with Dr. Unterbeck’s departure, Tony Scullion, Memory Pharmaceuticals’ Chief Executive Officer, will assume the role of President. In addition, Memory Pharmaceuticals’ Board of Directors has elected Dr. David Lowe, the Company’s Chief Scientific Officer, to the Board effective April 1, 2005.

“Axel, as Co-founder of the Company, has made very significant contributions in building Memory Pharmaceuticals’ central nervous system (CNS) discovery organization. His vision and dedication over the past seven years, have contributed greatly to the Company’s evolution to the productive CNS research and development engine we have today. We wish him every success in the future,” commented Mr. Scullion.

Dr. Unterbeck stated, “Since it was founded in 1998, Memory Pharmaceuticals has made tremendous progress in translating its expertise in CNS into a diverse pipeline of novel drug candidates. It has been extremely rewarding to see Memory Pharmaceuticals transition into a development stage company.”

“We thank Axel for his years of service and valuable contributions to the Company,” stated Jonathan Fleming, Chairman of the Board. “We are pleased to welcome David to the Board. David has been responsible for the Company’s strategic and operational R&D activities since he joined the Company in October, and his leadership and expertise are of great importance to Memory Pharmaceuticals going forward.”

Dr. Lowe joined Memory Pharmaceuticals in October 2004 from Fidelity Biosciences Group, a division of Fidelity Investments that invests private equity in the biosciences industry. Dr. Lowe served as Executive Vice President and Chief Scientific Officer of Fidelity Biosciences and as the President and Chief Executive Officer of EnVivo Pharmaceuticals Inc., a privately-held drug-discovery company financed by Fidelity Biosciences. Dr. Lowe has over twenty years of senior R&D management experience, including with Sandoz Ltd, which is now Novartis, Bayer AG and most recently with Roche Bioscience, where he served as the Vice President and Therapeutic Area Head, Central Nervous System (CNS).

About Memory Pharmaceuticals

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and other diseases associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.